UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ENSCO International Incorporated

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CARL F. THORNE

Chairman and Chief Executive Officer

March 15, 2006

DEAR FELLOW STOCKHOLDER:

On behalf of our Board of Directors, I cordially invite you to attend the 2006 Annual Meeting of Stockholders of ENSCO International Incorporated (the “Company”). The Annual Meeting will be held at 10:00 a.m. on Tuesday, May 9, 2006, at the Fairmont Hotel, 1717 N. Akard Street, Dallas, Texas. Your Board of Directors and officers look forward to personally greeting stockholders who are able to attend.

At the Annual Meeting, stockholders will be asked to vote on election of three Class I Directors and one Class II Director and ratify the Audit Committee’s appointment of KPMG LLP as the Company’s auditors for 2006, all as described in detail in the attached Proxy Statement. Your Board of Directors recommends that you vote “For” the individuals nominated to serve as Class I and II Directors and “For” ratification of the appointment of auditors.

Your vote is important. Whether or not you are able to attend the Annual Meeting, I hope you will vote promptly. This will save your Company additional expenses associated with soliciting proxies, as well as ensure that your shares are represented. Most stockholders have a choice of voting over the Internet, by telephone or by mailing the enclosed proxy card or voting instructions. Voting over the Internet, by telephone or by proxy or voting instructions will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card or voting instructions regarding each of the voting options available to you. You may vote in person at the Annual Meeting even if you have previously submitted your proxy vote authorization.

Yours respectfully,

Carl F. Thorne

ENSCO INTERNATIONAL INCORPORATED

500 N. Akard Street

Suite 4300

Dallas, Texas 75201-3331

(214) 397-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 9, 2006

The Annual Meeting of Stockholders of ENSCO International Incorporated (the “Company”) will be held at the Fairmont Hotel, 1717 N. Akard Street, Dallas, Texas, at 10:00 a.m., Dallas time, on Tuesday, May 9, 2006, to consider and vote on:

1.	Election of three Class I Directors, each for a three-year term, and one Class II Director for the remaining two years of a three-year term;

2.	Ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent accountants for 2006; and

3.	Such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 10, 2006, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of all stockholders entitled to vote at the Annual Meeting is on file at the executive offices of the Company, 500 N. Akard Street, Suite 4300, Dallas, Texas 75201-3331.

By Order of the Board of Directors

Cary A. Moomjian, Jr. Vice President, General Counsel and Secretary

March 15, 2006

YOUR VOTE IS IMPORTANT. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE ENCLOSED PROXY CARD OR VOTING INSTRUCTIONS.

ENSCO INTERNATIONAL INCORPORATED

PROXY STATEMENT

The following information is submitted concerning the matters to be acted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) of ENSCO International Incorporated (the “Company”) to be held at the Fairmont Hotel, 1717 N. Akard Street, Dallas, Texas, on Tuesday, May 9, 2006, at 10:00 a.m., Dallas time, or any adjournment thereof, pursuant to the enclosed Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy card or voting instructions are first being sent to holders of the Company’s shares of capital stock entitled to vote at the Annual Meeting (the “stockholders”) on or about March 27, 2006.

VOTING AND PROXY

Proxies are solicited on behalf of the Board of Directors of the Company. Most stockholders have a choice of voting over the Internet, by using a toll-free telephone number or by completing the enclosed proxy card or voting instructions card and mailing it in the envelope provided. Please refer to your proxy card or voting instructions for voting options available to you. A proxy vote authorization may be revoked by a stockholder at any time prior to the exercise thereof by filing a written revocation or duly executed proxy card bearing a later date with the Secretary of the Company. A proxy vote authorization shall also be revoked if a stockholder of record is present at the Annual Meeting and elects to vote in person.

Unless contrary instructions are indicated, all shares represented by validly executed proxy cards or voting instructions (including an Internet or telephone vote) received pursuant to this solicitation (and which have not been revoked before they are voted) will be voted:

1.	FOR election of the Class I and Class II nominees for Director named herein;

2.	FOR ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent accountants for 2006; and

3.	In accordance with the recommendation of management as to any other matters which may properly come before the Annual Meeting.

In the event a stockholder specifies a different choice by means of the enclosed proxy card or voting instructions, the stockholder’s shares will be voted in accordance with the specification so made.

The costs of solicitation of proxies, if any, will be borne by the Company and, upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy material to and solicitation of proxies from beneficial owners of the Company’s common stock, par value $.10 per share (“Common Stock”). In addition to the use of mail, employees of the Company may solicit proxies by telephone or other means of communication.

RECORD DATE, OUTSTANDING SHARES AND QUORUM

The stockholders entitled to vote at the Annual Meeting are the holders of record at the close of business on March 10, 2006 (the “Record Date”) of approximately 153,522,867 outstanding shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. A list of all stockholders entitled to vote is on file at the executive offices of the Company, 500 N. Akard Street, Suite 4300, Dallas, Texas 75201-3331. Only stockholders of record on the books of the Company on the Record Date will be entitled to vote at the Annual Meeting.

For purposes of conducting the Annual Meeting, the holders of at least a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. A holder of stock shall be treated as being present at the Annual Meeting if the holder of such stock is (i) present in person at the Annual Meeting or (ii) represented at the Annual Meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the Chairman of the Board of Directors or the stockholders holding a majority of the Common Stock present at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting.

VOTE REQUIRED

As more fully described herein below, the proposals being submitted to stockholders for approval shall be approved upon establishment of a quorum if the votes cast in favor of such proposals exceed the votes cast opposing such proposals.

ABSTENTIONS AND BROKER NON-VOTES

A broker non-vote occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors.

Under the Company’s bylaws, when a quorum is present at any stockholder meeting, action on a matter (including the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter, unless otherwise provided in the Company’s Certificate of Incorporation. In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, abstentions and broker non-votes will have no effect on any of the proposals.

OWNERSHIP OF VOTING SECURITIES

The following tables set forth certain information concerning the number of shares of Common Stock owned beneficially as of January 31, 2006, by (i) each person known to the Company to own more than five percent of the Common Stock (the only class of voting securities outstanding); (ii) each director of the Company, including employee directors; (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company; and (iv) all directors and executive officers of the Company as a group.

Beneficial Ownership Table

	Beneficial Ownership(1)
Name of Beneficial Owner	Amount		Percentage
FMR Corp. 82 Devonshire Street Boston, MA 02109	14,207,375	(2)	9.26

Executive Officers and Directors:

Carl F. Thorne Chairman of the Board and Chief Executive Officer	1,441,499	(3)	-	(5)

William S. Chadwick, Jr. Executive Vice President and Chief Operating Officer	219,707	(3)(4)	-	(5)

Phillip J. Saile Senior Vice President – Business Development and SHE	171,912	(3)(4)(6)	-	(5)

J. W. Swent, III Senior Vice President – Chief Financial Officer	65,000	(3)	-	(5)

Paul Mars President – ENSCO Offshore International Company	39,401	(3)(4)	-	(5)

Thomas L. Kelly II Director	99,986	(7)	-	(5)

Morton H. Meyerson Director	84,076	(7)	-	(5)

David M. Carmichael Director	38,338	(7)	-	(5)

Paul E. Rowsey, III Director	37,499	(7)	-	(5)

Joel V. Staff Director	33,487	(7)	-	(5)

Rita M. Rodriguez Director	24,750	(7)	-	(5)

Gerald W. Haddock Director	750	(7)	-	(5)

All Directors and Executive Officers as a Group (18 persons, including those named above)	2,527,032	(8)	1.6

(1)	At January 31, 2006, there were 153,490,425 shares of Common Stock outstanding. Unless otherwise indicated, each person or group has sole voting and dispositive power with respect to all shares.

(2)	Based on the Schedule 13G/A filed on February 14, 2006, FMR Corp. may be deemed to be the beneficial owner of 14,207,375 shares of Common Stock as of December 31, 2005, of which it has sole voting power for 125,655 shares.

(3)	Includes shares immediately issuable upon exercise of stock options at January 31, 2006, shares issuable upon exercise of stock options which vest within sixty days of January 31, 2006, and shares of restricted stock that vest at an annual rate as follows:

	Options	Restricted Stock
		Number of Shares	Annual Vesting
Carl F. Thorne	88,750	120,000	15,000
		36,000	7,200

		156,000

William S. Chadwick, Jr.	93,750	1,000	1,000
		32,000	4,000
		8,750	1,750

		41,750

Phillip J. Saile	48,750	1,000	1,000
		16,000	2,000

		17,000

J. W. Swent, III	17,500	40,000	5,000
		7,500	1,500

		47,500

Paul Mars	-	3,000	1,000
		12,000	1,500
		16,000	2,000
		6,250	1,250

		37,250

(4)	Also includes shares held indirectly under the ENSCO Savings Plan and ENSCO Supplemental Executive Retirement Plan (“SERP”), which is described below under “Executive Compensation”, as follows:

	ENSCO Savings Plan	SERP
William S. Chadwick, Jr.	9	2
Phillip J. Saile	3,409	1,206
Paul Mars	880	-

(5)	Ownership is less than one percent of the shares of Common Stock outstanding.

(6)	Includes 500 shares owned by Mr. Saile’s wife, in respect of which Mr. Saile disclaims beneficial ownership.

(7)	Includes shares immediately issuable upon exercise of stock options (all non-employee director stock options fully vest upon grant) and shares held indirectly under the Non-Employee Director Deferred Compensation Plan as follows:

	Options	Deferred Compensation Plan
Thomas L. Kelly II	27,000	-
Morton H. Meyerson	21,000	-
David M. Carmichael	36,000	-
Paul E. Rowsey, III	27,000	-
Joel V. Staff	30,000	-
Rita M. Rodriguez	24,000	-
Gerald W. Haddock	-	-

(8)	Includes all shares owned individually by the Company’s executive officers and directors, including 500 shares owned by Mr. Saile’s wife, 543,750 shares issuable upon exercise of stock options, 365,565 shares of restricted stock and 10,050 shares held indirectly under the ENSCO Savings Plan, SERP and ENSCO Non-Employee Director Deferred Compensation Plan.

PROPOSAL 1

ELECTION OF THREE CLASS I DIRECTORS, EACH FOR A THREE-YEAR TERM, AND ONE CLASS II DIRECTOR FOR THE REMAINING TWO YEARS OF A THREE-YEAR TERM

The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors of the Company (the “Board”) is divided or “classified”, as respects the time for which directors individually hold office, into three classes (“Classes I, II and III”) consisting of, as nearly as possible, one third of the entire Board of Directors with each class of directors having a three-year term. The Company’s bylaws specify that the Board of Directors shall be comprised of not less than three nor more than fifteen directors. The Company’s Board of Directors currently is comprised of eight members and will be comprised of nine members following the effective date of the previously approved and announced appointment of Daniel W. Rabun to serve on the Company’s Board, which is contemplated to be effective on or before March 31, 2006. The Board of Directors will be comprised of nine members following the date of the Annual Meeting if the three Class I and one Class II Director nominees are elected. The current term for Class I Directors will expire at the 2006 Annual Meeting of Stockholders. The current term for Class II and Class III Directors will expire at the 2008 and 2007 Annual Meetings of Stockholders, respectively.

Three persons have been nominated by the Board of Directors for election as Class I Directors at the Annual Meeting, all of whom are incumbent Class I Directors. Mr. Rabun was nominated and appointed to serve as a Class II Director, respectively by action of the Nominating, Governance and Compensation Committee and the Board of Directors, on February 6, 2006, effective upon his commencement of employment by the Company which is anticipated to occur on or before March 31, 2006. Pursuant to the terms of the Company’s Certificate of Incorporation and bylaws, whenever a director is so appointed he or she shall serve for the remainder of the term of office of the Class to which he or she was appointed. In the event such term extends beyond the next Annual Meeting of Stockholders, the director so appointed shall be named and described in the next definitive Annual Meeting Proxy Statement and shall stand for election for the remaining portion of the term of office. As a Class II Director, Mr. Rabun’s term of office will extend until the 2008 Annual Meeting of Stockholders and he is standing for election to the remainder of his term as a Class I Director at the Annual Meeting.

The Board of Directors urges you to vote FOR the election of all of the individuals who have been nominated to serve as Class I and Class II Directors. It is intended that each validly executed proxy or voting instructions solicited hereby (including an Internet or telephone vote) will be voted FOR the election of the listed nominees for Class I and Class II Directors, unless a contrary instruction has been indicated on such proxy or voting instructions. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees

Class I Directors

Gerald W. Haddock; age 58; Private Investor

Gerald W. Haddock is a nominee for reelection to the Board of Directors as a Class I Director.

Mr. Haddock has been a director of the Company since December 1986. He founded Haddock Enterprises, LLC, an entrepreneurial development company concentrating in oil and gas and real estate, located in Fort Worth, Texas, in 1999, and has served as its President since that time. Mr. Haddock formerly served as President and CEO of Crescent Real Estate Equities from 1996 to 1999. In late 2004, Mr. Haddock joined the Board of Directors of Cano Petroleum, Inc., a Fort Worth-based producer of crude oil and natural gas that specializes in enhanced recovery technology. In January 2005, Mr. Haddock joined the Board of Directors of Meritage Homes Corporation, and has served on the Executive Compensation Committee since August 2005. He also serves on the Baylor Foundation Board of Directors and the Dean’s Strategic Council for the Graduate Tax Program at New York University. In August 2005, Mr. Haddock was named a member of the Board of Trustees of The M.D. Anderson Proton Therapy Education and Research Foundation. Mr. Haddock received Bachelor of Business Administration and Juris Doctorate degrees from Baylor University. He also received a Master of Laws in Taxation degree from New York University and a Master of Business Administration degree from Dallas Baptist University. Mr. Haddock currently is Chairman of the Audit Committee. He lives in Fort Worth, Texas.

Paul E. Rowsey, III; age 51; Managing Partner, E2M Partners, LLC

Paul E. Rowsey is a nominee for reelection to the Board of Directors as a Class I Director.

Mr. Rowsey has been a director of the Company since January 2000. He is currently the Managing Partner and a founder of E2M Partners, LLC, a private real estate management and investment firm. Prior to forming E2M in January 2005, Mr. Rowsey was a founder and President of Eiger, Inc., a sponsor and manager of real estate funds. Prior to forming Eiger in 1999, he was the President and a member of the board of directors of Rosewood Property Company, a vertically integrated real estate operating, development, and investment company. He currently serves as a member of the Board of Directors of Crescent Real Estate Equities Company. He holds a Bachelor of Arts degree in management science from Duke University and a Juris Doctorate degree from Southern Methodist University. Mr. Rowsey serves on the Audit Committee. He lives in Dallas, Texas.

Carl F. Thorne; age 65; Chairman and Chief Executive Officer of the Company

Carl F. Thorne is a nominee for reelection to the Board of Directors as a Class I Director.

Mr. Thorne has been a director of the Company since December 1986. He was elected President and Chief Executive Officer of the Company in May 1987, and served as President until January 2002. He was first elected Chairman of the Board of Directors in November 1987. Mr. Thorne holds a Bachelor of Science Degree in Petroleum Engineering from The University of Texas at Austin and a Juris Doctorate Degree from Baylor University College of Law. He lives in Dallas, Texas.

Class II Director

Daniel W. Rabun; age 51; President-Elect and Director-Elect of the Company

Daniel W. Rabun is a candidate for election to the remaining two years of his term as a Class II Director.

Mr. Rabun is expected to join the Company on or before March 31, 2006 as President, at which time he will commence to serve as a member of the Board of Directors having been duly appointed to such positions by the Board of Directors on February 6, 2006. Mr. Rabun has been a partner at the international law firm of Baker & McKenzie LLP where he has practiced law for all but one year since 1986. He left the firm from October 2000 to August 2001, to serve as Vice President, General Counsel and Secretary of Chorum Technologies Inc. Mr. Rabun has provided legal advice and counsel to the Company for over fifteen years, and served as a director of the Company during 2001. He has been a Certified Public Accountant since 1976. He holds a B.B.A. in Accounting from the University of Houston and a Juris Doctorate degree from Southern Methodist University. He lives in Dallas, Texas.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Board’s nominees for Class I and Class II Directors.

Current Directors

Class I Directors

Gerald W. Haddock; age 58; Private Investor

Mr. Haddock is a nominee for reelection to the Board of Directors as a Class I Director (see page 5.)

Paul E. Rowsey, III; age 51; Managing Partner, E2M Partners, LLC

Mr. Rowsey is a nominee for reelection to the Board of Directors as a Class I Director (see page 6.)

Carl F. Thorne; age 65; Chairman and Chief Executive Officer of the Company

Mr. Thorne is a nominee for reelection to the Board of Directors as a Class I Director. (see page 6.)

Class II Directors

Morton H. Meyerson; age 67; Chairman and Chief Executive Officer, 2M Companies, Inc.

Mr. Meyerson has been a director of the Company since September 1987. Mr. Meyerson currently serves as Chairman and Chief Executive Officer of 2M Companies, Inc., a private equity firm he founded in 1987 that invests in real estate, high-tech, and private and public equities. From 2005 to present, Mr. Meyerson has served as Chairman of E2M Partners, LLC, a private real estate management and investment firm. He served as Chairman of the Board, Chief Executive Officer and President of Perot Systems from July 1992 until January 1998. From 1966 to 1986, Mr. Meyerson served in various management and executive positions with Electronic Data Systems Corporation, including President and Vice Chairman. Mr. Meyerson serves as a board member of the National Parks Foundation. Mr. Meyerson holds Bachelor of Arts degrees in Economics and Philosophy from The University of Texas at Austin. Mr. Meyerson currently is Chairman of the Nominating, Governance and Compensation Committee. He lives in Dallas, Texas.

Joel V. Staff; age 62; Chairman and Chief Executive Officer, Reliant Energy, Inc.

Mr. Staff has been a director of the Company since May 2002. He has been Chairman and Chief Executive Officer of Reliant Energy, Inc., a provider of electricity and energy services, since April 2003. From July 1993 to May 2002, Mr. Staff served in various management positions, including Chairman, President and Chief Executive Officer, with National Oilwell, Inc., a company that designs, manufactures, and sells oilfield equipment and related services. Mr. Staff currently serves as a member of the Board of Directors of Reliant Energy, Inc. He holds a Bachelor of Administration degree from The University of Texas at Austin and a Master of Business Administration degree from Texas A&M University-Kingsville. Mr. Staff serves on the Nominating, Governance and Compensation Committee. He lives in Houston, Texas.

Daniel W. Rabun; age 51; President-Elect and Director-Elect of the Company

Mr. Rabun is a candidate for election to the remaining two years of his term as a Class II Director (see page 6).

Class III Directors

David M. Carmichael; age 67; Private Investor

David M. Carmichael has been a director of the Company since May of 2001. He has been a private investor since June 1996. Between 1994 and 1996, he served as Vice Chairman and Chairman of the Management

Committee of KN Energy, Inc., which merged with American Oil & Gas Corporation in 1994. From 1985 until its merger with KN Energy, Inc., Mr. Carmichael served as Chairman, Chief Executive Officer and President of American Oil & Gas Corporation. He formed CARCON Corporation in 1984, where he served as President and Chief Executive Officer until its merger into American Oil & Gas Corporation in 1986. From 1976 to 1984, Mr. Carmichael was Chairman and Chief Executive officer of WellTech, Inc. He served in various senior management positions with Reading & Bates Corporation between 1965 and 1976. Mr. Carmichael is a director of National Resource Partners. In February 2006, Mr. Carmichael joined the Board of Directors of Cabot Oil & Gas Corporation. Mr. Carmichael holds a Plan II Honors degree from the School of Arts and Sciences at The University of Texas at Austin, and a Juris Doctorate degree from The University of Texas School of Law. Mr. Carmichael serves on the Nominating, Governance and Compensation Committee. He lives in Houston, Texas.

Thomas L. Kelly II; age 47; General Partner of CHB Capital Partners

Mr. Kelly has been a director of the Company since September 1987. He has been a General Partner of CHB Capital Partners, a private equity fund that provides capital and expertise to closely held businesses, since July 1994. Between 1984 and 1994, he served as a principal with private equity investment companies. Mr. Kelly holds a Bachelor of Arts degree in Economics and a Bachelor of Science degree in Administrative Science from Yale University and a Master of Business Administration degree from Harvard University. Mr. Kelly serves on the Nominating, Governance and Compensation Committee. He lives in Denver, Colorado.

Rita M. Rodriguez; age 63; Senior Fellow, Woodstock Theological Center at Georgetown University

Dr. Rodriguez has been a director of the Company since August 2003. An international finance researcher and advisor who has authored numerous books and articles, Dr. Rodriguez has been a Fellow and Senior Fellow of the Woodstock Theological Center at Georgetown University since September 2002. Dr. Rodriguez was self-employed in the field of international finance from March 1999 to September 2002. She was a full-time member of the Board of Directors of the Export-Import Bank of the United States between 1982 and March 1999, a Professor of Finance at the University of Illinois at Chicago from 1978 to 1982, and an Assistant and Associate Professor of Business Administration at Harvard Business School from 1969 to 1978. Dr. Rodriguez serves as a member of the Board of Directors of Affiliated Managers Group, Inc., the Private Export Funding Corporation and Phillips-Van Heusen Corporation. She is the chairperson of the Audit Committee of Affiliated Managers Group, Inc. and Private Export Funding Corporation. Dr. Rodriguez holds a Bachelor of Business Administration degree from the University of Puerto Rico, as well as a Master of Business Administration degree and Doctor of Philosophy degree from the New York University Graduate School of Business. Dr. Rodriguez serves on the Audit Committee. She lives in Washington, D.C.

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR 2006

The Audit Committee has appointed the accounting firm of KPMG LLP to serve as the Company’s independent auditor for the fiscal year ending December 31, 2006. KPMG LLP has served as the Company’s independent auditors for the fiscal years ended December 31, 2002, 2003, 2004, and 2005, having been duly appointed by the Board of Directors or by the Audit Committee in conformity with the then applicable rules. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2006.

Pre-approval Policies and Procedures

Consistent with Securities and Exchange Commission (“SEC”) rules and policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Under the policy, the Company submits an itemized listing of all services for which pre-approval is requested to the Audit Committee. Such itemized listing includes a description of each proposed service, the associated estimated fees and other terms of the engagement. To the extent any such service is a non-audit service, the submission includes a determination that such service qualifies as a permitted non-audit service and an explanation as to why the provision of such service would not impair the independence of the auditors.

All proceedings and actions relative to the pre-approval process, including copies of all related documents submitted to the Audit Committee, are included in the records of the Audit Committee.

Fees and Services

The aggregate fees (excluding value added taxes) billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2004 by KPMG LLP and their affiliates (“KPMG”), were as follows:

	Notes	2005	2004
Audit Fees	(1)	$1,203,000	$1,030,000
Audit-Related Fees	(2)	28,000	26,000
Tax Fees	(3)	106,000	121,000
All Other Fees	(4)	13,000	-

		$1,350,000	$1,177,000

(1)	Includes fees for the audit of the Company’s annual financial statements, audit of management’s assessment of the Company’s internal control over financial reporting, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of financial statements included in the Company’s Forms 10-Q, statutory audits and regulatory attestation services for the respective years.

(2)	Includes fees for audits of the Company’s benefit plans.

(3)	Tax fees in 2005 include $64,000 for tax compliance services and $42,000 for tax planning and advice. Tax fees in 2004 include $51,000 for tax compliance services and $70,000 for tax planning and advice.

(4)	All other fees in 2005 include fees associated with the Company’s Form S-8 Registration Statement relating to the additional shares of common stock registered for the 2005 Long-Term Incentive Plan filed in 2005. There were no fees billed in 2004 for services rendered to the Company by KPMG other than those described above in “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

The Audit Committee pre-approved all of the services described above that were provided during 2004 and 2005 in accordance with the Audit Committee’s policy and the pre-approval requirements of the Sarbanes-Oxley Act. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable. The Audit Committee has considered whether the provision of the non-audit services by KPMG were compatible with maintaining KPMG’s independence.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors met nine times during the year ended December 31, 2005. During 2005, the Board of Directors had two standing committees, the Audit Committee and the Nominating, Governance and

Compensation Committee, and one ad hoc committee, the Ad Hoc Succession Committee, each of which selected a Committee Chairman from its members. During 2005, each incumbent director attended at least 75% of the meetings held by the Board and the committees of which he or she was a member.

Director Attendance at Annual Meeting of Stockholders

The ENSCO Corporate Governance Policy provides that, barring extenuating circumstances, all members of the Board of Directors shall attend the Company’s Annual Meeting of Stockholders and also shall attend any and all special stockholders meetings which may be duly convened. All eight of the then incumbent directors attended the Company’s 2005 Annual Meeting of Stockholders.

Audit Committee

The Company has established and maintains an Audit Committee in accordance with the Securities Exchange Act of 1934, as amended. The Company’s Audit Committee appoints a firm of independent auditors to examine, review and audit the consolidated financial statements of the Company, reviews the general scope of services to be rendered by the independent auditors and pre-approves and authorizes payment of the associated fees, reviews the financial condition and results of operations of the Company and makes inquiries as to the adequacy of the Company’s financial and accounting controls. The Audit Committee met seven times during 2005. The Audit Committee currently consists of Chairman Gerald W. Haddock, Rita M. Rodriguez, and Paul E. Rowsey, III, all of whom meet the independence criteria of audit committee members prescribed by the SEC and the New York Stock Exchange (“NYSE”).

The Board of Directors has determined that each of the three members of the Audit Committee, Chairman Haddock, Dr. Rodriguez and Mr. Rowsey, meets the requisite SEC criteria to qualify as an audit committee financial expert, is financially literate and has accounting or related financial management expertise as defined in the NYSE Corporate Governance Standards. In making recommendations and determinations regarding audit committee financial experts, the Audit Committee and Board of Directors considered the relevant academic and professional experience of the Committee members as follows: Mr. Haddock, with a Bachelor of Business Administration as an accounting major and Master degrees in Law – Taxation and Business Administration, actively supervised the principal financial officer of Crescent Real Estate Equities Company; Dr. Rodriguez, with a BBA in Accounting and an MBA and a PhD in Economics and Finance, served as a full-time Director of the Export-Import Bank of the United States; and Mr. Rowsey, with a Bachelor of Arts in Management Science, actively supervises the principal accounting officer of E2M Partners, LLC.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of ENSCO International Incorporated (the “Company”) is comprised of three independent Directors who satisfy the requirements of independence as established by Section 10A of the Securities Exchange Act of 1934, as amended, and in the New York Stock Exchange listing standards. The Audit Committee is governed by a written Charter adopted by the Board of Directors. To fulfill its responsibilities, the Audit Committee met seven times during the Company’s 2005 fiscal year.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent auditors employed by the Company (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors report directly to the Audit Committee.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the independent auditors.

The Company’s independent auditors also provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.

The Audit Committee has recommended, and the Board of Directors, in the exercise of its business judgement has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission. The recommendation was based upon the Audit Committee’s review, the exercise of its business judgement, the discussions referred to above and reliance upon the Company’s management and the Company’s independent auditors.

Submitted by the Audit Committee,

Gerald W. Haddock (Chairman)

Rita M. Rodriguez

Paul E. Rowsey, III

February 21, 2006

Nominating, Governance and Compensation Committee

The principal functions of the Nominating, Governance and Compensation Committee are to select, identify and screen candidates for nomination to the Board of Directors, to recommend composition of committees of the Board, to recommend officers of the Company, to oversee and recommend matters of corporate governance, and to review and approve executive officer compensation and employee compensation matters, including matters regarding the Company’s various benefit plans, independently or in conjunction with the Board of Directors, as appropriate. To fulfill its responsibilities, the Nominating, Governance and Compensation Committee met seven times during 2005. The Committee currently consists of Chairman Morton H. Meyerson, David M. Carmichael, Thomas L. Kelly II and Joel V. Staff, all of whom meet the independence criteria and “outside director” qualifications prescribed by the NYSE and Internal Revenue Service respectively for service on a nominating committee and on a compensation committee.

Ad Hoc Succession Committee

On March 1, 2005, the Ad Hoc Succession Committee was formed by the Board of Directors to assist the Nominating, Governance and Compensation Committee and the Board of Directors in fulfilling their responsibilities relating to general management succession planning, including but not limited to identification and selection of a suitable candidate to succeed the Company’s Chief Executive Officer upon his retirement or other departure from office (which may include a recommendation for an interim appointment of the designated successor as President). To fulfill its responsibilities, the Ad Hoc Succession Committee met eight times during 2005. The Committee consisted of Chairman Joel V. Staff, Gerald W. Haddock and Paul E. Rowsey, III, all of whom are duly qualified as independent directors. Having fulfilled its responsibilities upon the election of Mr. Daniel W. Rabun to serve as the Company’s President and the promotion of William S. Chadwick, Jr. to serve as the Company’s Executive Vice President and Chief Operating Officer, the Board of Directors formally concluded the Ad Hoc Succession Committee during a regular meeting of the Board held on February 28, 2006.

NOMINATING, GOVERNANCE AND COMPENSATION MATTERS

Director Nominations

The Nominating, Governance and Compensation Committee (referred to in this section addressing Nominating, Governance and Compensation Matters as the “Committee”), with direct input from the Chairman of the Board and other Board members, is primarily responsible for identifying and screening candidates for nomination to Board membership. Additionally, when and as deemed appropriate, the Company may retain the services of a third party to identify, evaluate or assist in evaluating potential director nominees. The Board is responsible for nominating individuals to serve on the Board.

Pursuant to the ENSCO Corporate Governance Policy, candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•	Personal characteristics:
°	highest personal and professional ethics, integrity and values;
°	an inquiring and independent mind; and
°	practical wisdom and mature judgment
•	Experience at the policy-making level in business, government or education
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members. In this regard, knowledge of the global oil and gas industry is considered to be desirable
•	Willingness to devote the required amount of time to perform the duties and responsibilities of Board membership
•	Commitment to serve on the Board over a period of several years to develop knowledge about ENSCO’s principal operations
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance
•	No involvement in activities or interests that create a conflict with the Director’s responsibilities to ENSCO and its stockholders

The Committee will evaluate the qualifications of each director candidate, including nominees recommended by stockholders, against these criteria in making recommendations to the Board of Directors concerning director nominations. The Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and periodically reviews and updates the aforesaid criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account favorably in considering individual candidates.

The Committee will consider director nominations timely made by stockholders pursuant to the requirements of the Company’s bylaws referred to in the “Information Concerning Stockholder Proposals” section of this Proxy Statement. Any stockholder who intends to present a director nomination proposal for consideration at the 2007 Annual Meeting and intends to have that proposal included in the Proxy Statement and related materials for the 2007 Annual Meeting must deliver a written copy of the proposal to the Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified in the aforesaid section of this Proxy Statement and in accordance with the requirements of SEC Rule 14a-8.

If a stockholder does not comply with the foregoing Rule 14a-8 procedures, the stockholder may use the procedures set forth in the Company’s bylaws, which provide that nominations of persons for election to the Board of Directors of the Company at an Annual Meeting of Stockholders may be made at the Annual Meeting by any stockholder entitled to vote on the election of directors at the meeting who timely complies with the notice procedures herein set forth. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the secretary of the Company at the principal executive offices of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting, subject to any other requirements of law; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

The names of potential director candidates may be drawn from a number of sources, including recommendations from directors, management, stockholders, and executive recruiting firms retained for such purpose. The Board’s nominees for director included in this Proxy Statement have been formally and unanimously recommended by the incumbent independent directors who serve on the Committee. Except as respects the fees paid to consultants in connection with the general activities of the Ad Hoc Succession Committee, the Company did not pay a fee to any third party to identify or evaluate or assist the Committee in identifying or evaluating potential nominees.

The Company did not receive any nominations for director made by any person or group beneficially owning more than 5% of the Company’s outstanding common stock by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to stockholders in connection with the previous year’s annual meeting.

Corporate Governance Matters

Over the past several years, the Committee and the Board of Directors approved several corporate governance initiatives, many of which were in response to the Sarbanes-Oxley Act of 2002, and SEC and NYSE rules. Upon the recommendation of the Committee, the Board of Directors has approved the ENSCO Code of Business Conduct Policy (“Ethics Policy”) and the ENSCO Corporate Governance Policy, both of which are published in full in the Corporate Governance section of the Company’s website (www.enscous.com/ENSCO/governance.asp) and are available in print without charge from the Company’s Investor Relations Department. Such requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

The Ethics Policy applies to all of the Company’s directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. The Ethics Policy addresses all of the NYSE content requirements, and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with Company policies and with laws, rules and regulations, including laws addressing insider trading, antitrust and the Foreign Corrupt Practices Act. No waivers of the Ethics Policy have been requested or granted since the Policy was first issued on November 1, 2002.

Pursuant to the Ethics Policy, the Company and the Board of Directors established provisions for confidential and anonymous submission of reports of non-compliance with Company policies, practices, standards and procedures to a management committee and also established means for submission of reports of accounting, auditing or other business irregularities by any employee or other person directly to the chairmen of the Company’s two standing Board committees. Additional Ethics Policy provisions addressing requests for, and submission of, responses to whistleblower reports and references to the Company’s Fraud Detection and Prevention Policy were approved in 2004. In 2005, the Ethics Policy was further amended to require all Company employees, officers and directors to report any known or planned violations of the Ethics Policy and to expressly state that all transactions involving the Company must be recorded in the Company’s books and records. Except as respects the provisions which were added in 2004 and 2005, as aforesaid, there have been no substantive revisions or amendments to the Ethics Policy.

The governance practices adopted by the Board of Directors address all of the NYSE content requirements, including an annual self-evaluation of the Board and its committees, annual reviews of the committee charters, the Ethics Policy and the ENSCO Corporate Governance Policy, and provide that the independent director members of the Board shall conduct regular executive sessions without management (which alternately are chaired by the chairmen of the Board’s two standing committees) and a formal annual evaluation of the CEO’s performance. The Board of Directors fulfilled all of these requirements during 2005.

The ENSCO Corporate Governance Policy states that a substantial majority of the Board of Directors shall be independent, as the term is defined therein and by SEC rules and NYSE Corporate Governance Standards. Except as respects their directorships, the Company does not have any business or other relationships with the independent directors. Only independent directors serve on the Board’s standing committees and the Ad Hoc Succession Committee. In this regard, the Board of Directors has affirmatively determined that Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff are independent and have no material relationship with the Company. Accordingly, a substantial majority of the Company’s Board of Directors is currently independent as defined hereinabove. The independent directors conducted executive sessions without management during each of the four regular meetings of the Board which were convened during 2005.

The ENSCO Corporate Governance Policy states that the Company shall establish a process by which stockholders may communicate directly with the Board of Directors. The established process, which is published on the Company’s website (www.enscous.com/ENSCO/governance.asp), provides a means for submission of stockholder communications directly to the incumbent chairmen of the Company’s two standing Board committees via an independent, third party mail forwarding service. Such communications may be submitted by mail addressed as follows: ENSCO Stockholder Communications, 5600 W. Lovers Lane, Suite 116 Box #130, Dallas, Texas 75209-4330. Mail so addressed will be forwarded directly to the then presiding chairmen of the Board’s standing committees, and will not be screened by management.

The Board of Directors, its standing committees and management of the Company are committed to continue proactively pursuing best practices of corporate governance, accountability and transparency. In this regard, the Company’s website has a direct link to the SEC’s EDGAR system filings relating to the Company, which filings include all Forms 3, 4 or 5 filed pursuant to Section 16 of the Securities Exchange Act of 1934. The Corporate Governance section of the Company’s website (www.enscous.com/ENSCO/governance.asp) contains the Company’s Audit Committee Charter, the Nominating, Governance and Compensation Committee Charter, the ENSCO Corporate Governance Policy and the ENSCO Code of Business Conduct Policy, copies of which also are available in print without charge from the Company’s Investor Relations Department. Such requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331. Additional data available in the Corporate Governance section of the Company’s website include information on the composition and functions of the Board and its committees as well as instructions for submission of whistleblower reports and submission of general shareholder communications to the Board.

Compensation of Non-Employee Directors

Upon Committee recommendation and Board approval, compensation for non-employee directors was last revised effective July 1, 2003. Effective on said date, each non-employee director receives an annual retainer of $48,000, paid quarterly, in cash. Additionally, each non-employee director receives $2,000 in cash for each Board of Directors and committee meeting attended. During 2005, non-employee directors received a meeting fee equivalent of $2,000 for each interview of prospective candidates for senior management positions with the Company conducted in conjunction with the activities of the Ad Hoc Succession Committee.

Any non-employee director that serves as Chairman of the Board of Directors or Chairman of a standing or ad hoc Board committee receives an additional $1,000 in cash for each meeting at which the director acts as Chairman. Non-employee directors are also eligible to participate in the Company’s group medical, dental and vision care insurance plans on the same basis and cost as full-time Company employees. A non-employee director’s contribution to group medical, dental and vision care insurance premium costs is paid in cash or withheld from the quarterly payments of the director’s annual retainer. Directors who are also employees of the Company do not receive any additional compensation for their services as directors.

In August 2003 and November 2004 respectively, the Board approved the Company’s Non-Employee Director Deferred Compensation Plan and the 2005 Non-Employee Director Deferred Compensation Plan. These Plans permit non-employee directors to elect to defer their cash compensation (annual retainer, meeting or equivalent fees, and committee chairmanship fees) up to a percentage specified annually in advance by the Board (100% for 2004 and 2005). Directors electing to defer compensation must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by the Company. The Plans are administered by the same third party that provides administrative services for the ENSCO Savings Plan and the SERP, and deferred director compensation only may be designated for investment in certain of the funds which are authorized in said Plans, including investment in the Company’s stock.

In May, 2005, the stockholders approved the Company’s 2005 Long-Term Incentive Plan (“LTIP”) which was adopted by the Board of Directors, subject to approval by the stockholders, on November 9, 2004. Pursuant to the LTIP and the authorization of the Board of Directors granted pursuant thereto, incumbent non-employee directors were granted options to purchase 3,000 shares of Common Stock at an exercise price of $33.545 per share and also were granted 750 restricted shares of the Company’s Common Stock effective June 1, 2005. Any new non-employee director of the Company to be appointed following the effective date of the LTIP who has not previously served as a director of the Company shall be granted an initial option, effective as of the date such director is elected, to purchase 7,500 shares of the Company’s Common Stock and shall be granted 1,875 restricted shares, effective as of the date such director is elected or appointed to the Board. Stock options granted to the non-employee directors vest upon grant, and are valid for a seven-year period. Restricted Shares granted to non-employee directors vest (restrictions lapse) at the rate of 20% each year over a five-year period.

On May 9, 2006, Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff may each be granted an option to purchase 3,000 shares, all at an exercise price per share equal to the average of the high and low selling price of Common Stock on the designated award date, and a grant of 750 restricted shares. Such stock option and restricted share grants for Messrs. Haddock and Rowsey are subject to their election at the Annual Meeting.

EXECUTIVE COMPENSATION

The following table sets forth a summary of all compensation, including cash and other forms of remuneration, awarded through February 28, 2006, to the Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company during 2005. The table also includes a summary of all compensation, including cash and other forms of remuneration, paid by the Company to these named individuals for the years 2004 and 2003.

Summary Compensation Table

	Year		Annual Compensation(1)			Long–Term Compensation Awards
Name and Principal Position			Salary ($)	Bonus ($)(2)	Other ($)(3)	Restricted Stock Award ($)(4)	Securities Underlying Options (#)(5)	All Other Compen- sation ($)(6)
Carl F. Thorne Chairman of the Board and Chief Executive Officer	2005 2004 2003		765,000 750,000 682,750	780,000 575,000 598,303	N/A N/A N/A	1,207,620 N/A 4,037,250	144,000 N/A 115,000	122,066 67,941 56,659

William S. Chadwick, Jr. Executive Vice President and Chief Operating Officer	2005 2004 2003		377,100 369,700 324,100	255,606 170,000 202,985	N/A N/A N/A	293,519 N/A 1,076,600	35,000 70,000 55,000	56,673 33,342 27,380

Phillip J. Saile Senior Vice President – Business Development and SHE	2005 2004 2003		336,500 336,500 322,500	245,166 150,000 172,374	42,063 84,125 N/A	N/A N/A 538,300	N/A 70,000 45,000	50,907 30,690 27,248

J. W. Swent, III Senior Vice President – Chief Financial Officer	2005 2004 2003	(7)	316,200 310,000 117,333	250,386 170,000 100,696	N/A N/A N/A	251,588 N/A 1,227,750	30,000 70,000 100,000	50,745 23,012 856

Paul Mars President – ENSCO Offshore International Company	2005 2004 2003		270,634 240,000 211,200	181,171 65,000 60,701	15,000 60,000 27,500	209,656 N/A 974,275	25,000 50,000 35,000	37,056 19,222 9,942

N/A- Not Applicable.

(1)	The amounts disclosed as Annual Compensation include amounts for salary or bonus which was subject to discretionary deferral by the employee under the Company’s Supplemental Executive Retirement Plans.

(2)	The amounts disclosed in this column for 2003 and 2004 represent the bonus awarded pursuant to the Company’s former bonus plan, the Key Employees Incentive Compensation Plan, in respect of the corresponding year. Such bonuses were awarded in the first quarter based on the Company’s performance in the previous year and are payable as follows: 50% of the amount awarded is paid in the first quarter of the year in which the award was made, and the remainder is payable in two equal installments during the first quarter of the two subsequent years, generally contingent upon continued employment by the Company at such times. The amounts disclosed in this column for 2005 represent the bonus awarded pursuant to the Company’s current bonus plan, the ENSCO Cash Incentive Plan. Such bonuses were awarded in the first quarter based upon performance of certain corporate and strategic team goals during the previous year, and were payable in full during the first quarter of the year in which the award was made.

(3)	The amounts disclosed in this column for Mr. Saile and Mr. Mars consist of foreign service premium compensation.

(4)	The amounts disclosed in this column, if any, represent the value of restricted stock awards on the date of grant. The restricted stock awards have vesting schedules of five or ten years and vest based on the passage of time and the continued employment of the named executive. The total number of shares of unvested restricted stock held as of December 31, 2005, the value of such shares, based on the average price of the Common Stock on December 31, 2005 of $44.19, and the number of shares which vest each year are as follows:

	Number of Shares	Value	Annual Vesting
Carl F. Thorne	120,000	$5,302,800	15,000
	36,000	1,590,840	7,200

	156,000	$6,893,640

William S. Chadwick, Jr.	1,000	$44,190	1,000
	32,000	1,414,080	4,000
	8,750	386,663	1,750

	41,750	$1,844,933

Phillip J. Saile	1,000	$44,190	1,000
	16,000	707,040	2,000

	17,000	$751,230

J. W. Swent, III	40,000	$1,767,600	5,000
	7,500	331,425	1,500

	47,500	$2,099,025

Paul Mars	3,000	$132,570	1,000
	12,000	530,280	1,500
	16,000	707,040	2,000
	6,250	276,188	1,250

	37,250	$1,646,078

Each of the named executive officers are entitled to receive all dividends and other distributions paid with respect to restricted stock held by such executive officers, and are entitled to vote those shares.

(5)	Amounts in this column represent options to acquire shares of Common Stock. All of the options vest in 25% annual increments over the four year period following the grant date. Options granted prior to 2005 have a five year duration, and options granted in 2005 have a seven year duration. The Company has not issued SARs.

(6)	Amounts in this column for 2005 include premiums paid for group term life insurance and contributions to various Company benefit plans, as follows:

		Company Contributions
Name	Group Term Life Insurance	ENSCO Savings Plans	Profit Sharing Plans	SERP	Total
Carl F. Thorne	$14,478	$10,500	$69,338	$27,750	$122,066
William S. Chadwick, Jr.	3,638	10,500	34,180	8,355	56,673
Phillip J. Saile	3,582	10,500	30,500	6,325	50,907
J. W. Swent, III	6,275	10,500	28,660	5,310	50,745
Paul Mars	2,026	10,500	24,530	-	37,056

(7)	Mr. Swent joined the Company in July 2003 and his bonus for 2003 in respect of the Company’s Key Employees’ Incentive Compensation Plan was pro-rated for the portion of the year he was employed.

The following table sets forth information regarding grants of stock options made to each of the named executive officers during the year ended December 31, 2005:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($ per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
Carl F. Thorne	144,000	19.4	33.55	6/1/2012	1,966,490	4,582,759
William S. Chadwick, Jr.	35,000	4.71	33.55	6/1/2012	477,966	1,113,865
Phillip J. Saile	-	-	N/A	N/A	-	-
J. W. Swent, III	30,000	4.0	33.55	6/1/2012	409,686	954,741
Paul Mars	25,000	3.4	33.55	6/1/2012	341,405	795,618

The following table sets forth information regarding aggregated option exercises in 2005, the number of unexercised options segregated by those that were exercisable and those that were unexercisable at December 31, 2005, and the value of the in-the-money options segregated by those that were exercisable and those that were unexercisable at December 31, 2005:

Aggregated Option Exercises in Last

Fiscal Year and Fiscal Year-End Option Values

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Carl F. Thorne	262,500	2,494,984	88,750	232,750	1,201,906	2,734,786
William S. Chadwick, Jr.	125,000	1,001,250	93,750	131,250	1,290,156	1,849,544
Phillip J. Saile	140,000	1,496,858	48,750	91,250	605,719	1,406,219
J. W. Swent, III	25,000	436,253	17,500	132,500	295,313	2,186,788
Paul Mars	102,500	931,234	-	87,500	-	1,239,750

The following table sets forth information regarding individual grants of restricted shares made to each of the named executive officers during the year ended December 31, 2005.

Restricted Share Grants in Last Fiscal Year

Name	Number of Restricted Shares Granted	% of Total Shares Granted to Employees in Fiscal Year	Market Value on Grant Date ($ per share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Restricted Share Term
					5% ($)	10% ($)
Carl F. Thorne	36,000	17.0	33.55	6/1/2010	1,541,263	1,944,884
William S. Chadwick, Jr.	8,750	4.1	33.55	6/1/2010	374,613	472,715
Phillip J. Saile	-	N/A	N/A	N/A	-	-
J. W. Swent, III	7,500	3.5	33.55	6/1/2010	321,096	405,184
Paul Mars	6,250	3.0	33.55	6/1/2010	267,580	337,653

The following table sets forth, as of December 31, 2005, certain information related to the Company’s compensation plans under which shares of its Common Stock are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,581,681	$30.30	9,076,625
Equity compensation plans not approved by security holders(1)	11,408	$21.78	-
Total	3,593,089	$30.28	9,076,625

(1)	In connection with the acquisition of Chiles Offshore Inc. (“Chiles”) on August 7, 2002, the Company assumed Chiles’ stock option plan and the outstanding stock options thereunder. At December 31, 2005, options to purchase 11,408 shares of the Company’s common stock, at a weighted-average exercise price of $21.78 per share, were outstanding under this plan. No shares of the Company’s common stock are available for future issuance under this plan. No further options will be granted under this plan and the plan will be terminated upon the earlier of the exercise or expiration date of the last outstanding option issued thereunder.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

On February 6, 2006, the Company entered into an employment offer letter agreement with Daniel W. Rabun in connection with Mr. Rabun’s appointment as the President and as a member of the Board of Directors of the Company, anticipated to occur in each case effective on or before March 31, 2006.

Pursuant to the letter agreement, Mr. Rabun’s initial annual base salary will be $750,000, subject to annual review and adjustment, and he will be eligible to receive an annual bonus based upon performance against pre-established goals. Mr. Rabun will also be granted (i) 75,000 shares of restricted stock and (ii) options to purchase 100,000 shares of the Company’s Common Stock with an exercise price equal to the market value of the Company’s Common Stock on the date Mr. Rabun’s employment commences (collectively, the “Initial Grants”).

In order to offset loss of certain retirement entitlements attendant to his current position, the Company will make a cash contribution of $1,100,000 as an employer discretionary contribution under the ENSCO SERP upon commencement of Mr. Rabun’s employment. This contribution will be fully vested on the date of the contribution. Mr. Rabun will also receive other benefits generally available to executive officers of the Company and will be credited with six years of prior service for purposes of determining the Normal Retirement Age under the terms of the Company’s 2005 Long-Term Incentive Plan.

Mr. Rabun will be entitled to a severance payment of two times his base salary and target bonus plus immediate vesting for 20% of the Initial Grants if (i) he is involuntarily terminated by the Company other than by reason of gross negligence, malfeasance, breach of fiduciary duty or like cause (“for cause”) or (ii) he voluntarily terminates his employment for “good reason” in the event he is not appointed the Chief Executive Officer effective as of January 1, 2007. Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Rabun will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards. The severance protections described above will apply for the initial four years of Mr. Rabun’s employment and will renew annually thereafter, unless terminated in writing by the Company with at least one-year prior notice.

On March 1, 2006, the Company entered into a letter agreement with William S. Chadwick, Jr. pursuant to which Mr. Chadwick will be entitled to a severance payment of two times his base salary and target bonus if he is involuntarily terminated by the Company other than by reason of gross negligence, malfeasance, breach of fiduciary duty or like cause (“for cause”). Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Chadwick will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards. The severance protections described above will apply for four years following Mr. Chadwick’s appointment to serve as Executive Vice President and Chief Operating Officer which was effective January 1, 2006 and will renew annually thereafter, unless terminated in writing by the Company with at least one-year prior notice.

REPORT OF THE NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE

Compensation Philosophy and Objectives

The philosophy of the Company’s compensation program for executive officers is to attract, employ, retain and reward individuals capable of leading the Company to achieve its business objectives. These objectives include financial performance, presentation of a strong balance sheet, opportunistic enhancement of the Company’s asset base and the positioning of Company assets in markets that offer long-term growth in profitability and shareholder value. Overall operational safety performance continues to be a core value and is also considered a key business objective. The accomplishment of these business objectives is measured against specific annual goals and published industry standards.

Executive Officer Compensation

Following the Board of Director’s formation of the Ad Hoc Succession Committee on March 1, 2005, the Nominating, Governance and Compensation Committee (the “Committee”) reviewed executive compensation independently and in consultation with outside advisors to facilitate management succession planning activities. The Committee ultimately developed recommendations which were approved by the Board of Directors in respect of compensation to be awarded to Mr. William S. Chadwick, Jr. effective upon his January 1, 2006, promotion to Executive Vice President and Chief Operating Officer and as respects compensation and terms of engagement which will be applicable to Mr. Daniel W. Rabun upon his assumption of responsibilities as the Company’s President.

The Company’s executive officer compensation is comprised of annual base salary, annual cash bonus compensation and long-term incentives in the form of non-qualified stock options and restricted stock.

Executive officers may participate on the same basis as other employees in the employee matching and profit-sharing provisions of the Company’s defined savings plans on a tax-deferred basis. For 2005, the maximum total Company matching contribution available to executive officers and other employees was 5% of eligible salary. Profit-sharing contributions, which are directly aligned with the Company’s financial performance, amounted to approximately 9.06% of eligible wages for executive officers and other employees in respect of 2005. Executive officers also participate in the Supplemental Executive Retirement Plan (SERP) and may elect to defer up to 50% of base salary and/or annual cash incentive bonus payments.

Base salary levels of executive officers are set relative to the median of a peer group of oilfield service companies approved by the Board of Directors. To provide guidance, a report was obtained from an independent third-party specializing in compensation market comparisons. Actual salaries are set based on the Committee’s assessment of each executive’s overall contribution to the achievement of the Company’s business objectives and peer group comparisons for comparable positions.

The ENSCO Cash Incentive Plan (ECIP), which awards annual cash bonuses to executive officers and other management personnel based upon pre-determined goals, was approved by the Company’s stockholders effective January 1, 2005. Stockholder approval was obtained to satisfy certain requirements of Section 162(m) of the Internal Revenue Code regarding executive compensation (see discussion below).

A primary objective of the ECIP is to create a strong link between annual cash bonuses and achievement of specific goals and objectives. Under the ECIP, executive officers and other selected management employees may receive an annual cash bonus based upon achievement of financial, safety performance and strategic team goals and, in unusual circumstances, a discretionary award as determined by the Committee. As described in the ECIP, the Committee’s ability to make discretionary awards is primarily intended to provide a means of redressing rare inequities or to reward exemplary performance on a very limited basis.

The ECIP uses performance bands to determine annual payments. For fiscal 2005, the Committee approved three performance bands: a minimum threshold, a target threshold, and a maximum threshold. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and maximum threshold for each component.

Total cash compensation can increase to the top quartile of peer group companies through ECIP awards when maximum Company and individual performance targets are attained. When normal financial results are achieved, the ECIP cash bonus awards target the median of peer group companies. When performance targets are not attained, the annual cash bonus awards are significantly reduced or eliminated.

In 2005, the ECIP corporate financial, safety performance and strategic team goals, their target thresholds, and their corresponding results for the executive officers were as follows:

2005 ECIP PERFORMANCE MEASURES

Corporate Performance Measures	Weighting	Minimum	Target	Maximum	Actual Results	% of Target Achieved
EPS	30%	$0.30	$0.70	$1.60	$1.93	200.0	*
RONAEBIT	30%	5%	10%	22%	15.8%	148.3
Safety Measures	Weighting	Minimum	Target	Maximum	Actual Results	% of Target Achieved
2005 Safety (TRIR)	10%	1.21	0.85	0.64	1.13	61.1
Strategic Team Goals	Weighting	Minimum	Target	Maximum	Actual Results	% of Target Achieved
STG	30%				avg 115%	119.0
TOTAL AWARD	100%					146.0
*	The Committee set a maximum percentage target achievement of 200% for 2005.

Earnings Per Share (EPS) performance bands are developed in advance of each plan year based upon the Company’s historical performance. Return on Net Assets Employed Before Interest and Taxes (RONAEBIT) facilitates a benchmark comparison with other investment opportunities and also rewards generation of cash and effective balance sheet management. Total Reportable Incident Rate (TRIR) is the annual industry standard safety measure reported by the International Association of Drilling Contractors. The strategic team goals for executive officers were established by the Committee prior to the beginning of the year. In 2005, the strategic team goals addressed the following five objectives, with equal weight assigned to each item:

1.	Enhance operational excellence by (i) systematically auditing operations to monitor results and achieve continuous improvement, (ii) implementing a uniform, consistent, fleet-wide Safe System of Work, and (iii) maintaining a high level of operating efficiency as measured against a prescribed standard;

2.	Enhance the Company’s standing with customers, as measured by survey data, to position the Company as a provider of choice by consistently providing a uniform standard of well-designed, reliable equipment, well-trained and motivated personnel, and safe, efficient, and environmentally-responsible operations on a world-wide basis;

3.	Upgrade and rationalize the Company’s rig fleet within approved time and budget parameters;

4.	Develop, implement, and continuously improve a worldwide human resources effort to successfully attract, develop, motivate, and retain employees to ensure that Company goals and objectives are met in a cost-effective manner as measured by key performance indicators; and

5.	Revise and enhance the Company’s management system with the goal of establishing and maintaining consistency in practices, policies, and procedures on a worldwide basis, and driving action, follow-up, and continuous improvement.

As respects corporate performance measures, in 2005 the Company achieved (1) an EPS of $1.93, surpassing the previous 10-year high of $1.81, (2) a 15.8% RONAEBIT, and (3) a safety-TRIR result of 1.13 incidents per 200,000 man-hours. The achievement of each of the strategic team goals was measured by an assessment made by the Committee following the end of the 2005 fiscal year, and ranged from 101% to 127% for the executive officers.

The Company paid ECIP cash bonus awards to the executive officers in 2006 relative to 2005 performance. In February 2006, in consideration of the outstanding Company and individual performance in 2005 as measured against the corporate performance measures and strategic team goals, the Committee approved payment of bonus awards that range from 141% to 149% of bonus targets. The amounts of these bonus awards will be included in the Summary Compensation Table of the Company’s 2006 Proxy Statement.

An additional longstanding objective of the Committee has been to incentivize, reward and retain executive officers by means of equity compensation. Because the value of equity awards over time bears a direct relationship to the Company’s stock price, the Committee believes equity awards represent an effective incentive to create long-term value for stockholders. This is in keeping with the Company’s overall compensation philosophy of granting equity awards to key personnel in an effort to instill stockholder perspective and values in their actions and to provide a strong retention element into the compensation system. Both non-qualified stock options and restricted stock grants have been used to reward and provide incentives, as well as retain key employees through potential share value appreciation and equity accumulation.

ENSCO’s 2005 Long-Term Investment Plan (LTIP) was approved by the Company’s stockholders effective January 1, 2005. Under the LTIP, equity awards are made annually by the Committee based on a combination of competitive data and a determination of individual performance considering contributions, impact on long-term shareholder value, and the need to provide a strong retentive component in executive officer compensation. The LTIP equity awards granted in June 2005 were comprised of a combination of non-qualified stock options and restricted stock awards based on a 1 to 4 stock option to restricted stock conversion ratio. The stock options vest in 25% annual increments and have a seven-year duration. The Committee intends to make significant restricted stock grants upon initial employment and promotion of key employees as well as annual grants. Annual restricted stock grants vest at a rate of 20% per year. Initial employment and promotion based restricted stock grants generally vest at a rate of 10% per year.

Annual equity awards are reviewed and granted by the Committee. Total grants to employees, including new hires, in 2005 were 727,440 nonqualified stock options and 206,860 restricted shares. These equity awards amounted to 9% of the authorized Plan shares or 0.6% of the total outstanding shares. As of the May 3, 2005 date of stockholder approval of the LTIP, all prior equity plans were frozen to prohibit future awards from those plans.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the Company’s Chief Executive Officer and the four other most highly-compensated officers, unless such compensation meets certain specific requirements. The Committee’s intent is to design compensation awards that will be deductible without limitation, where doing so will further the purposes of the Company’s executive compensation program. The Committee will, however, take into consideration the various other factors described in this report, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

Chief Executive Officer Compensation

The base salary of the Chief Executive Officer (CEO) is reviewed periodically, consistent with the Company’s salary administration policy for all executive officers as discussed above. The Committee considers adjustments based upon the Company’s financial performance, progress in achieving specified business objectives and by reference to the median salary paid to chief executive officers of the Company’s peer group. On May 2-3, 2005, in conjunction with an independent third-party compensation firm review of executive officer compensation, the Committee and Board of Directors approved a 4% market adjustment, increasing the CEO’s salary from $750,000 to $780,000 effective July 1, 2005. The Committee believes the market adjustment was appropriate to bring the CEO’s salary into the median range of chief executive officers in peer group companies.

In accordance with the terms of the ECIP, the CEO was awarded a cash bonus of $780,000 in 2006 relative to 2005 performance. This was comprised of an amount of $548,573 based on achievement of financial performance measures, $32,078 based on achievement of safety performance measures, and $199,350 based on achievement of strategic team goals. In evaluating the performance and setting the incentive bonus of the CEO, the Committee has recognized the CEO’s success in managing the Company’s general business during a year of record financial performance, while managing the Company’s assets and human resources with a strategic focus. The Company estimates this bonus places the CEO’s total cash compensation between the median and top quartile range of chief executive officers in the peer group of companies.

In accordance with the terms of the LTIP, the CEO received an award of 144,000 nonqualified stock options and 36,000 restricted shares in 2005. The equity award was based on the Committee’s assessment of the CEO’s long-term contributions to the Company’s current position and strategic positioning of the Company for future shareholder value. The Company estimates this equity award places the CEO’s total direct compensation approximately midway between the median and top quartile range of chief executive officers in the peer group companies.

In addition to cash and equity compensation, and in conformity with the Committee’s conservative philosophy, the CEO only received limited perquisites involving items such as paid or partly subsidized club memberships and, on the same basis as other executive officers and employees, partly-paid office parking.

Submitted by the Nominating, Governance and Compensation Committee.

Morton H. Meyerson, Chairman

David M. Carmichael

Thomas L. Kelly II

Joel V. Staff

February 28, 2006

Compensation Committee Interlocks and Insider Participation

As of December 31, 2005, the members of the Nominating, Governance and Compensation Committee were Morton H. Meyerson, David M. Carmichael, Thomas L. Kelly II and Joel V. Staff. No member of the Nominating, Governance and Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

PERFORMANCE GRAPH

The chart below presents a comparison of the five year cumulative total return, assuming $100 invested on December 31, 2000, and the reinvestment of dividends, if any, for the Common Stock, the Standard & Poor’s 500 Stock Price Index and the Dow Jones U.S. Oil Equipment & Services Index. *

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ENSCO INTERNATIONAL INCORPORATED, THE S & P 500 INDEX,

AND THE DOW JONES U.S. OIL EQUIPMENT & SERVICES INDEX

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
ENSCO INTERNATIONAL INCORPORATED	100.00	73.25	87.13	80.68	94.58	132.49
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
DOW JONES U.S. OIL EQUIPMENT & SERVICES INDEX	100.00	68.89	63.42	72.74	98.48	149.45

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

GENERAL AND OTHER MATTERS

The Company believes Proposals 1 – 2 are the only matters that will be brought before the Annual Meeting. However, if other matters are properly presented at the Annual Meeting, it is intended that the persons named in the proxy will vote in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company during the year ended December 31, 2005, no director, officer or beneficial holder of more than 10% of any class of equity securities of the Company failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in the same household. The Company will promptly deliver a separate copy of either document to any stockholder upon request by writing the Company’s Investor Relations Department at the following address: ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331 or by telephoning (214) 397-3000. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household, should so indicate in the place provided on the proxy card or voting instructions or contact his or her bank, broker or other nominee record holder.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Stockholders may elect to have future ENSCO International Incorporated proxy materials and annual reports delivered electronically. The link to this service is available on the Company’s website (www.enscous.com/ADPDisclaimer.htm)

This consent to electronic delivery is an arrangement managed by ADP Investor Communications Services (“ADP”) and not by the Company. To give consent, stockholders will be linked to the ADP website. Please note that the validity of any voting instructions submitted using this process will be determined by the banks, brokers and other nominees through which the shares are held. The Company will not be involved in this process.

There is no charge for this service, although stockholders may incur costs associated with electronic access such as usage charges for internet service providers and telephone companies. Electronic delivery also involves risks, such as system outages and slow downloading time. Stockholders should not consent to electronic delivery if they cannot use all of the electronic media identified by your bank, broker or other nominee. Stockholders are entitled to revoke consent at any time and receive paper copies of Company proxy materials and annual reports.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

A holder of the Company’s securities intending to present a proposal at the 2007 Annual Meeting, including a director nomination, must deliver such proposal, in writing, to the Company’s principal executive offices no later than November 15, 2006, for inclusion in the Proxy Statement related to that meeting. The proposal should be delivered to the Secretary of the Company by certified mail, return receipt requested. A holder of the Company’s securities whose proposal is not included in the Proxy Statement related to the 2007 Annual Meeting, but who still intends to submit a proposal at that meeting, is required to deliver such proposal, in writing, to the Secretary of the Company at the Company’s principal executive offices, and to provide certain other information not less than 50 days, nor more than 75 days, prior to the meeting, in accordance with the Company’s bylaws. Any such proposal must also comply with the other provisions contained in the Company’s bylaws relating to stockholder proposals.

A copy of the Company’s Annual Report to stockholders for the year ended December 31, 2005, is being mailed to stockholders with this Proxy Statement. The Annual Report to stockholders does not constitute a part of the proxy soliciting material.

The Company will provide to each person solicited by this Proxy Statement, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K for the year ended December 31, 2005, including the financial statements and financial statement schedules, as filed with the SEC. Requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

Whether or not you intend to be present at the Annual Meeting, you are urged to vote over the Internet, by telephone or return your proxy card or voting instructions promptly. If you are present at the Annual Meeting and wish to vote your stock in person, your proxy shall, at your request, be revoked at the Annual Meeting.

By Order of the Board of Directors

Cary A. Moomjian, Jr.
Vice President, General Counsel and Secretary

March 15, 2006

ATTN: INVESTOR RELATIONS

500 N. AKARD STREET

SUITE 4300

DALLAS, TX 75201

IMPORTANT NOTICE REGARDING DELIVERY

OF SECURITY HOLDER DOCUMENTS (HH)

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ENSCO International Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have the proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL

Mark, sign and date the proxy card and return it in the postage-paid envelope provided or return it to ENSCO International Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123, 456, 789, 012.00000

è	000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	ENSCO1	KEEP THIS PORTION FOR RECORD

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION

ENSCO INTERNATIONAL INCORPORATED
			02		0000000000 214958330821

1. Election of Class I and Class II Directors:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line below.

CLASS I NOMINEES:
(01) Gerald W. Haddock				☐	☐	☐
(02) Paul E. Rowsey, III
(03) Carl F. Thorne

CLASS II NOMINEE:
(04) Daniel W. Rabun
							For	Against	Abstain

2. Ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent accountants for 2006.							☐	☐	☐

3. On any other business that may properly come before the Annual Meeting, in the discretion of the proxies.

Note: Please sign exactly as the name or names appear(s) on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustees or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please					AUTO DATA PROCESSING
check this box and write them on the back where					INVESTOR COMM SERVICES
indicated			☐		ATTENTION:
	Yes	No			TEST PRINT
Please indicate if you plan to attend this meeting	☐	☐			51 MERCEDES WAY
EDGEWOOD, NY
11717
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

		P27972			123,456,789,012 26874Q100 41
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

ENSCO INTERNATIONAL INCORPORATED

May 9, 2006

Please date, sign and mail

the proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided
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PROXY

ENSCO INTERNATIONAL INCORPORATED

Board of Directors Proxy for the Annual Meeting

of Stockholders at 10.00 am., Tuesday, May 9, 2006

Fairmont Hotel, 1717 N. Akard Street

Dallas, Texas 75201

The undersigned stockholder of ENSCO International Incorporated (the “Company”) hereby revokes all previous proxies and appoints Carl F. Thome and William S. Chadwick, Jr., or either of them, each with full power of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) or (2) THIS PROXY WILL BE VOTED “FOR” EACH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Your Board of Directors recommends a vote “FOR” the individuals nominated to serve as Class I and Class II Directors and “FOR” the other proposal which has been submitted to the stockholders for approval.

Address Changes/Comments: ____________________________________________________________________________

___________________________________________________________________________________________________

(If Address Changes/Comments are noted above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)